Exhibit 2.2
IN THE HIGH COURT OF JUDICATURE, ANDHRA PRADESH
AT HYDERABAD
(ORDINARY ORIGINAL/CIVIL JURISDICTION)
MONDAY, THE NINETEENTH DAY OF JULY
TWO THOUSAND AND TEN
PRESENT
THE HON’BLE SRI JUSTICE G.V. SEETHAPATHY
COMPANY PETITON NO.102 of 2010
Connected with
COMPANY APPLICATION NO: 286 OF 2010
IN THE MATTER OF THE COMPANIES ACT (1 of 1956)
AND
IN THE MATTER OF Section 391 and 394 of the Companies Act, 1956
And
IN THE MATTER OF DR. REDDY’S LABORATORIES LIMITED;
AND
IN THE MATTER OF SCHEME OF ARRANGEMENT
BETWEEN
DR. REDDY’S LABORATORIES LIMITED AND ITS MEMBERS
Dr. Reddy’s Laboratories Limited, a Company incorporated under the Companies Act, 1956, and having its Registered office at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh- 500016 rep by its Company Secretary Sri V.S. Suresh
..... PETITIONER COMPANY
Petition under Section to sanction the Scheme of Arrangement under section 391 and 394 of the Companies Act, 1956, of the Original Side Rules, Praying that this Hon’ble Court may be pleased to Order that
The Petitioner Company therefore prays for:-
a.
that the scheme of arrangement as approved by the shareholders of the petitioner company, a copy of which is filed hereto as Annexure-“D”, be sanctioned and confirmed by this Hon’ble High Court so as to be binding on all the members, creditors and employees of the Petitioner Company and all concerned.

b.
For an order under section 394 of the Act that the petitioner Company do within 30 days after the date of the orders, cause a certified copy to be delivered to the Registrar of Companies, Andhra Pradesh, Hyderabad, for registration on such certified copy being delivered or such date as this Hon’ble High Court may deem, fit the Registrar of Companies, Andhra Pradesh, Hyderabad shall take all necessary consequential action in respect of the Petitioner company.

c.
That the parties of the Scheme or other persons interested shall be at liberty to apply to this Hon’ble Court for any direction that may be necessary in regard to the carrying out of the Scheme of arrangement and

This Petition coming on for orders upon reading the Judge’s Summons and the affidavit dated 02/06/2010 and filed by Sri.V.S. Suresh, Company Secretary, in support of this and upon hearing the arguments of Sri. V.S. Raju, Advocate for the Petitioner and Sri.Ponnam Ashok Goud, Assistant Solicitor General, for the Central Government in this matter.
The Court made the following Order:-

HON’BLE SRI JUSTICE G.V. SEETHAPATHY
C.P.No. 102 OF 2010
ORDER:
This petition is filed under Sections 391 and 394 of the Companies Act, 1956 praying that the scheme of arrangement as proposed by the shareholders of the company be sanctioned and confirmed by the Court.
2. Heard the leaned counsel for the petitioner company and the learned Assistant Solicitor General, representing the Regional Director, Ministry of Corporate Affairs, Chennai and Registrar of Companies, Hyderabad. Perused the records.
3. The petitioner company was originally incorporated under the name and style of ‘Dr. Reddy’s Laboratories Private Limited’ on 24-02-1984. Subsequently, it was converted into a public limited company and a fresh certificate of incorporation was obtained on 06-12-1985 and consequently the name was also changed to ‘Dr.Reddy’s Laboratories Limited.’ The registered office of the company is situate at Ameerpet, Hyderabad. The present authorized share capital of the company is Rs.120 crores, divided into 24 crores equity shares of Rs.5/- each. The issued capital is Rs.84,42,27,925/-, divided into 16,88,45,585 equity shares of Rs.5/- each. The present subscribed and paid up capital of the company is Rs.84,42,26,925/-, divided into 16,88,45,385 equity shares of Rs.5/- each.

GVS, J
C.P.No.102 OF 2010
4. The petitioner company is presently engaged in the business of formulations, active pharmaceutical ingredients and intermediate generics biotechnology, customer pharmaceutical services etc.
5. The objects of the petitioner company, in detail, are set out in the memorandum of association and they are extracted in the petition.
6. The petitioner company proposed a scheme of arrangement to restructure its general reserve by issuing unsecured, redeemable, unconvertible, fully paid up bonus debentures to its members. According to the petitioner, the company has built up significant reserves from its retained profits by transfer to its general reserve and the capital represented by its general reserve is in excess of the company’s current and anticipated operational needs. The petitioner company expects that its business operations will continue on a high trajectory and generate incremental cash over the next few years. While the excess reserves can be profitably utilized for the petitioner company’s overall growth strategy, the company believes that even after considering the foreseeable investments required for such opportunities over the next few years, its reserves as aforesaid will be in surplus to its needs. As the petitioner company has recently completed 25 years and is also keen to reward its members for their support and belief, the petitioner company, therefore,

2

GVS, J
C.P.No.102 OF 2010
intends to optimally utilize its surplus reserves by giving its members access to the same. The board of directors of the company at its meeting held on 31-03-2010 approved the scheme of arrangement, subject to approval by the members of the company and confirmation by this Court. Earlier, the petitioner company filed C.A.No. 286 of 2010 seeking appointment of Chairperson to convene the meeting of the shareholders of the petitioner company for the purpose of considering the proposed scheme of arrangement. This Court by order dated 21-04-2010 appointed Sri S.V. Ramana, Advocate as Chairperson. The learned Chairperson convened and conducted the said meeting of the shareholders and filed his report, wherein it is stated that the shareholders, who attended the meeting, voted in favour of the proposed scheme of arrangement. The said application was accordingly closed.
7. While admitting this petition on 09-06-2010, notice was issued to the Regional Director, Ministry of Corporate Affairs, Chennai and Registrar of Companies, A.P., Hyderabad. The petitioner was also directed to take publication in ‘Andhra Prabha’ Telugu daily and ‘Business Standard’ English daily of Hyderabad editions. The learned Assistant Solicitor General representing the Registrar of Companies filed a common affidavit stating no objection for the proposed scheme of arrangement. No objections were also received from any quarter in response to the general notice published in the above newspapers. The secured and unsecured creditors have also stated no objection for the proposed scheme of arrangement and the certificates of no objection from the creditors were also filed.

3

GVS, J
C.P.No.102 OF 2010
8. The salient features of the scheme of arrangement, as set out in the scheme enclosed to the petition as Annexure ‘D’, were also extracted in the petition. The verified petition is supported by an affidavit furnished by Sri V.S. Suresh, Company Secretary of the petitioner company.
9. In the circumstances set out in the petition and having considered the proposed scheme of arrangement and its objectives and the board of directors and the shareholders in their respective meetings having approved the same, the secured and unsecured creditors expressing no objection for the scheme and no objections having been received from any quarter and the Registrar of Companies also stating no objection for the scheme, it is considered and held that the proposed scheme of arrangement, envisaging restructuring of the general reserve by issuing unsecured, redeemable, non-convertible, fully paid up bonus debentures to its members, can be sanctioned and is accordingly sanctioned.
10. The petitioner company shall, within 30 days of receipt of a copy of this order, deliver the same to the Registrar of Companies. A.P., Hyderabad, for registration and consequential action.

4

GVS, J
C.P.No.102 OF 2010
11. In the result, the company petition is ordered accordingly. There shall be no order as to costs.
SD/-C.VIDYADHAR BHATT
JOINT REGISTRAR
//TRUE COPY//
SECTION OFFICER
To
1.	Sri.V.S. Suresh, Company Secretary, Dr. Reddy’s Laboratories Limited, Registered Officer at 7-1-27, Ameerpet, Hyderabad A.P. Hyderabad 500 016.

2.	The Regional Director, Ministry of Corporate Affairs, Shastri Bhavan, Chennai.

3.	The Registrar of Companies, 3-5-398, C.P.W.D.Building, Kendriya Sadan, Sultan Bazar, Koti, Hyderabad.

4.	The Official Liquidator, Kendriya Sadan, 3-5-398, C.P.W.D.Building, Sultan Bazar, Koti, Hyderabad.

5.	One Copy to Sri.V.S. Raju, Advocate, (OPUC)

6.	Two CD Copies

7.	One CC to Sri. Ponnam Ashok Goud, Advocate(OPUC)
Kj.

5

HIGH COURT
Dated: 19/07/2010
ORDER
COMPANY PETITION NO. 102/2010
Connected with
CA No.286 of 2010

Ordering the Company Petition without costs.

IN THE HIGH COURT OF JUDICATURE, ANDHRA PRADESH
AT HYDERABAD
(ORDINARY ORIGINAL/CIVIL JURISDICTION)
MONDAY, THE NINETEENTH DAY OF JULY
TWO THOUSAND AND TEN
PRESENT
THE HON’BLE SRI JUSTICE G.V. SEETHAPATHY
COMPANY PETITON NO. 102 of 2010
Connected with
COMPANY APPLICATION NO: 286 OF 2010
IN THE MATTER OF THE COMPANIES ACT (1 of 1956)
AND
IN THE MATTER OF Section 391 and 394 of the Companies Act, 1956
And
IN THE MATTER OF DR. REDDY’S LABORATORIES LIMITED;
AND
IN THE MATTER OF SCHEME OF ARRANGEMENT
BETWEEN
DR. REDDY’S LABORATORIES LIMITED AND ITS MEMBERS
Dr. Reddy’s Laboratories Limited, a Company incorporated under the Companies Act, 1956, and having its Registered office at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh- 500016 rep by its Company Secretary Sri V.S. Suresh
..... PETITIONER COMPANY
Petition under Section to sanction the Scheme of Arrangement under section 391 and 394 of the Companies Act, 1956, of the Original Side Rules, Praying that this Hon’ble Court may be pleased to Order that
The Petitioner Company therefore prays for:-
a.
that the scheme of arrangement as approved by the shareholders of the petitioner company, a copy of which is filed hereto as Annexure-“D”, be sanctioned and confirmed by this Hon’ble High Court so as to be binding on all the members, creditors and employees of the Petitioner Company and all concerned.

b.
For an order under section 394 of the Act that the petitioner Company do within 30 days after the date of the orders, cause a certified copy to be delivered to the Registrar of Companies, Andhra Pradesh, Hyderabad, for registration on such certified copy being delivered or such date as this Hon’ble High Court may deem, fit the Registrar of Companies, Andhra Pradesh, Hyderabad shall take all necessary consequential action in respect of the Petitioner company.

c.
That the parties of the Scheme or other persons interested shall be at liberty to apply to this Hon’ble Court for any direction that may be necessary in regard to the carrying out of the Scheme of arrangement and

This Petition coming on for orders upon reading the Judge’s Summons and the affidavit dated 02/06/2010 and filed by Sri.V.S. Suresh, Company Secretary, in support of this and upon hearing the argument of Sri. V.S. Raju, Advocate for the Petitioner and Sri. Ponnam Ashok Goud, Assistant Solicitor General, for the Central Government in this matter.

Order Under Section 394
Upon the above petition coming on for further hearing on 19-07-2010 Upon reading etc., and Upon hearing, etc
THIS COURT DOTH ORDER
1.
That this court doth hereby sanction the scheme of arrangement as approved by the shareholders of the Petitioner Company a copy is filed hereto as Annexure ‘D’ be and hereby is sanctioned and confirmed and doth hereby declare the same to be binding on all the members creditors and employees of the petitioner company and all concerned the Petitioner Company Viz., Dr. Reddy’s Laboratories Limited and its Members, and that the Scheme of Arrangement envisaging restructuring of the general reserve by issuing unsecured, redeemable, non-convertible, fully paid up bonus debentures to its members be and hereby is sanctioned

2.
That all the property, rights and powers of the Petitioner Company specified in the first, second and third parts of the schedule hereto and all other property, rights and powers of the Petitioner Company and its members for issue of unsecured redeemable non-convertible fully paid bonus debentures from general reserve and accordingly the same shall pursuant to section 394(2) of the companies Act, 1956,

3.
That the Petitioner Company do without further application issue to such members of the Petitioner Company as have not given such notice of dissent as is required by clause 21 of the arrangement herein the debentures to its members Company to which they are entitled under the said arrangement.

4.
That the Petitioner Company do within 30 days receipt of a copy of this Order cause a certified copy of this order to be delivered to the Registrar of Companies for registration; and consequential action

5.	That any person interested shall be at liberty to apply to the court in the above matter for any directions that may be necessary
SCHEDULE
PART — 1
 NIL
(Insert a short description of the freehold property of the transferor company)
PART — II
 NIL
(Insert a short description of the leasehold property of the transferor company)
PART — III
NIL
(Insert a short description of all stocks, shares, debentures and other charges in action of the transferor company)

Dated this the 19TH Day of July, 2010.
(By the Court)
Note: (Scheme of Arrangement enclosed herewith)
SD/-C.VIDYADHAR BHATT
JOINT REGISTRAR
//TRUE COPY//
SECTION OFFICER
To
1.	Sri.V.S. Suresh, Company Secretary, Dr. Reddy’s Laboratories Limited, Registered Officer at 7-1-27, Ameerpet, Hyderabad A.P., Hyderabad 500 016.

2.	The Registrar of Companies, 3-5-398, C.P.W.D. Building, Kendriya Sadan, Sultan Bazar, Koti, Hyderabad.

3.	The Official Liquidator, Kendriya Sadan, 3-5-398, C.P.W.D. Building, Sultan Bazar, Koti, Hyderabad.

4.	One Copy to the Section Officer, O.S. Section, High Court of A.P., Hyderabad.

5.	Two CD Copies

6.	The Regional Director, Company Law Board, Southern Region, Chennai.
Kj.

HIGH COURT
Dated: 19/07/2010
DECREE FOR SCHEME
OF ARRANGEMENT
COMPANY PETITION NO. 102/2010
Connected with
CA No.286 of 2010
Ordering the Company Petition without costs.

SCHEME OF ARRANGEMENT
BETWEEN
DR. REDDY’S LABORATORIES LIMITED
AND
ITS MEMBERS
FOR ISSUE OF UNSECURED REDEEMABLE NON-CONVERTIBLE FULLY
PAID BONUS DEBENTURES FROM GENERAL RESERVE
PART I — GENERAL
1.	INTRODUCTION

1.1
Dr. Reddy’s Laboratories Limited is a public limited company incorporated under the Act (as defined hereinafter) and having its registered office at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh — 500 016 (the “Company”). The Company is primarily engaged in the business of manufacture and sale of chemicals, drugs, pharmaceuticals and other intermediaries.

1.2
Over the last few years, the Company has built up significant reserves from its retained profits by transfer to its General Reserve. The capital represented by its General Reserve is in excess of the Company’s current and anticipated operational needs. Further, barring unforeseen circumstances, the Company expects that its business operations will continue on a high growth trajectory and generate incremental cash over the next few years.

1.3
While the excess reserves can be profitably utilized for the Company’s overall growth strategy, the Company believes that even after considering the foreseeable investments required for such opportunities over the next few years, its reserves as aforesaid will be in surplus to its needs. The Company also has significant debt raising capacity.

1.4	Separately, the Company has recently completed 25 years and is keen to reward its members for their support and belief.

1.5
In view of the aforesaid factors, the Company has concluded that it can optimally utilize its surplus reserves by giving its members access to the same. Accordingly, the Company has proposed to restructure its General Reserve by issuing Debentures (as defined below in Clause 2.1) to its members. In the interests of transparency and good corporate governance and by way of abundant caution, the Company has determined to propose this scheme of arrangement between the Company and its Members under Sections 391-394 of the Act, which will be subject to necessary approvals of the shareholders and the High Court (as defined hereinafter).

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

1.6
Accordingly, this Scheme provides for the issue of the Debentures to the Members by restructuring the General Reserves of the Company pursuant to Sections 391 to 394 and other relevant provisions of the Act, and various other matters consequential to or otherwise integrally connected with the above in the manner provided for in the Scheme.

1.7	The Scheme is divided into the following parts:
(a)	Part I, which deals with the introduction and definitions;

(b)	Part II, which deals with the issuance of the Debentures; and

(c)	Part III, which deals with the general terms and conditions.
2.	DEFINITIONS AND INTERPRETATION

2.1	In this Scheme, unless inconsistent with the subject or context, the following expressions shall have the following meanings:

“Act” means the Companies Act, 1956.

“ADRs” means the outstanding American Depositary Receipts issued by the Company pursuant to the “Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993” and other applicable law, and where relevant shall include the underlying equity shares relating thereto.

“Board” means the board of directors of the Company and shall include a committee duly constituted and authorised by the board of directors for the purposes of matters pertaining to the bonus issuance, the Scheme and/or any other matter relating thereto.

“Capital Reserves” means and includes the capital reserve and the securities premium account as reflected in the accounts of the Company.

“Debentures” means unsecured redeemable, non-convertible, fully paid up bonus debentures of the Company of face value of Rs. 5/- (Rupees Five Only) each proposed to be issued pursuant to the present Scheme, the principal terms and conditions for which have been set out in Annexure I to this Scheme.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

“Depositary Agreement” means the Deposit Agreement dated April 10, 2001 between the Company, the Depositary and the holders of the ADRs.

“Depositary” means JP Morgan Chase Bank, N.A..

“Effective Date” means the last of the dates on which all the conditions and matters referred to in Clause 11 of this Scheme occur or have been fulfilled or waived in accordance with this Scheme. References in this Scheme to date of ‘coming into effect of the Scheme’ or ‘effectiveness of the Scheme’ shall mean the Effective Date.

“General Reserve” means the general reserve of the Company which has been built through retained undistributed profits and which forms a part of the revenue reserves of the Company, as reflected in the accounts of the Company.

“High Court” shall mean the High Court of Andhra Pradesh having jurisdiction in relation to the Company and shall include the National Company Law Tribunal, as applicable or such other forum or authority as may be vested with any of the powers of a High Court under the Act.

“Member (s)” means the equity shareholder (s) of the Company as on the Record Date.

“Record Date” means the date to be fixed by the Board for the purpose of determining the equity shareholders of the Company to whom the Debentures will be allotted pursuant to this Scheme.

“Registrar of Companies” means the Registrar of Companies, Andhra Pradesh.

“Scheme” means this Scheme of Arrangement, including the annexures, in its present form or with any modification(s) approved or imposed or directed by the High Court or any other authority or otherwise effected by the Board.

“Stock Option Scheme 2002” means the Dr. Reddy’s Employees Stock Option Scheme, 2002.

“Stock Option Scheme 2007” means the Dr. Reddy’s Employees ADR Stock Option Scheme, 2007.

“Working Day” means a day on which commercial banks are open for business in Mumbai, India, Hyderabad, India and New York, New York.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

2.2
All terms and words used but not defined in this Scheme shall, unless repugnant or contrary to the context or meaning thereof, have the same meaning ascribed to them under the Act, the Securities Contracts (Regulation) Act, 1956, the Depositories Act, 1996 and other applicable laws, rules, regulations, bye-laws, as the case may be or any statutory modification or re-enactment thereof for the time being in force.

2.3	References to clauses, recitals and annexures, unless otherwise provided, are to clauses, recitals and annexures of and to this Scheme.

2.4	The headings herein shall not affect the construction of this Scheme.

2.5	The singular shall include the plural and vice versa; and references to one gender include all genders.

2.6
Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.7	References to person include any individual, firm, body corporate (whether or not incorporated), government, state or agency of a state or any joint venture, association and partnership.

2.8	The Annexures to this Scheme form an integral and inseparable part of this Scheme.

3.	SHARE CAPITAL AND GENERAL RESERVE

3.1	The share capital structure of the Company as on December 31, 2009 is as under:

A. Authorised Share Capital	Amount in Rs.

24,00,00,000 equity shares of Rs. 5/- (Rupees Five Only) each	1,20,00,00,000/-
Total	1,20,00,00,000/-

B. Issued Share Capital	Amount in Rs.

16,88,25,235 equity shares of Rs. 5/- (Rupees Five Only) each *	84,41,26,175/-
Total	84,41,26,175/-

C. Subscribed & Paid-up Share Capital	Amount in Rs.

16,88,25,035 equity shares of Rs. 5/- (Rupees Five Only) each fully paid up*#	84,41,25,175/-
Total	84,41,25,175/-

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

*
As on December 31, 2009, includes 2,49,43,067 equity shares of Rs. 5/- (Rupees Five Only) represented by 2,49,43,067 ADRs issued by the Company. The ADRs of the Company are listed on the New York Stock Exchange.

#	200 equity shares of the face value of Rs. 5/- (Rupees Five Only) each have been forfeited by the Company for non-payment of calls.

The Company has outstanding employee stock options under the Stock Option Scheme, 2002 and the Stock Option Scheme, 2007, the exercise of which may result in an increase in the issued and paid-up share capital of the Company on or prior to the Record Date.

3.2
The General Reserve of the Company as per the audited balance sheet of the Company on March 31, 2009 stood at Rs. 13,17,30,00,000/- (Rupees One Thousand Three Hundred Seventeen Crores Thirty Lakhs Only).

PART II — ISSUANCE OF BONUS DEBENTURES
4.	Issue of Debentures From General Reserve

4.1	The provisions of this Clause 4 of this Scheme shall operate notwithstanding anything to the contrary in this Scheme or in any other instrument, deed or writing.

4.2
Upon the effectiveness of the Scheme, the Company shall issue and allot out of its General Reserve by way of distribution as bonus, to each Member whose name is recorded in the Register of Members and records of the depositary as Members of the Company on the Record Date, Debentures in the ratio of 6 Debentures of face value Rs. 5/- (Rupees Five Only) each fully paid up in the Company for every equity share of Rs. 5/- (Rupees Five Only) each fully paid up held by such Member in the manner hereafter provided. The process for issuance of Debentures will be as set out in Clause 6 hereunder.

4.3
The issuance of Debentures pursuant to this Scheme above will constitute “Deemed Dividend” as defined in Section 2(22)(b) of the Income Tax Act, 1961 and consequently the Company will be required to pay Dividend Distribution Tax (DDT) at the applicable rate on the aggregate value of Debentures allotted to Members as bonus Debentures. However, such issue of Debentures in the manner contemplated herein will not entail declaration or distribution of any dividend for the purposes of Sections 205 and 205A of the Act.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

4.4
No Debentures will be issued under this Scheme in respect of any equity shares of the Company that have been forfeited. The issuance of Debentures pursuant to this Scheme in respect of any equity shares of the Company which are held in abeyance under the provisions of Section 206A of the Act or otherwise shall pending allotment or settlement of dispute by order of Court or otherwise, be held in abeyance by the Company.

5.	TERMS AND CONDITIONS OF THE DEBENTURES

5.1
The Debentures shall be issued on terms and conditions consistent with the principal terms and conditions set out in Annexure I and as set out in the Scheme. The Board shall appoint a debenture trustee (“Debenture Trustee”) who will be authorised to formalise with the Company detailed terms and conditions for issue of Debentures.

5.2
As soon as practicable after the issuance of the Debentures, the Company shall take necessary steps towards listing the Debentures on the Bombay Stock Exchange and/ or the National Stock Exchange, with a view to provide liquidity to the Debenture holders. The Debentures will not be registered in any jurisdiction or listed on any stock exchange outside India.

6.	PROCESS FOR ISSUANCE OF DEBENTURES AND LIQUIDITY FACILITY

6.1	The Debentures shall be issued within a period of 20 Working Days from the Record Date to the Members eligible to receive the same, in the following manner:
(i)
The Company will deliver an amount of not less than Rs. 506,00,00,000/- (Rupees Five Hundred and Six Crores Only) but not exceeding Rs. 520,00,00,000/- (Rupees Five Hundred and Twenty Crores Only), being equal to the aggregate value of the Debentures required to be issued in terms of the Scheme, to a merchant banker to be appointed by the Board (“Merchant Banker”) to act on behalf of and as agent and trustee of the members. The Merchant Banker shall receive the aforesaid amount, subject to receipt of necessary regulatory approvals, in an on-shore escrow account opened by it with a scheduled commercial bank in India to be determined by and upon terms and conditions acceptable to the Board, for this purpose (the “Escrow Account”). The Merchant Banker shall receive the aforesaid amounts in the Escrow Account for and on behalf of and in trust for the Members entitled to the Debentures, as deemed dividend within the meaning of the term under Section 2 (22) (b) of the Income Tax Act, 1961. The said payment to the Merchant Banker shall constitute a valid and proper discharge of the Company’s obligation to make payment hereunder to each Member entitled to such Debentures in terms of the Scheme.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

(ii)
The Merchant Banker shall immediately following receipt of funds pursuant to the above, pay to the Company (without any lien, hold-back or deduction whatsoever), for and on behalf of and as trustee of the Members entitled to Debentures, out of the Escrow Account, as and by way of subscription for allotment of requisite number of Debentures. The said payment for and on behalf of the Members by the Merchant Banker shall be deemed to be a payment by the Members entitled to the Debentures under this Scheme towards the cost of acquisition of the Debentures under the Scheme. Thus, the cost of acquisition of each Debenture at the hands of the Members shall be deemed to be its face value, i.e. Rs. 5/- (Rupees Five Only) each.

(iii)
Upon receipt by the Company of the payment from the Merchant Banker for and on behalf of the Members towards subscription of Debentures of the Company, the Company shall proceed to issue and allot to the Members as on the Record Date, the appropriate number of Debentures to which the concerned Member may be entitled by virtue of his/ her/ its holding in the Company on the Record Date in the ratio stipulated in Clause 4.2 above.

The Debentures issued to the Members pursuant to this Scheme shall be issued in dematerialized form to the Members who are recorded as holding equity shares of the Company in dematerialized form, or from whom the Company has received a notice in writing prior to the Record Date of details of their account with a depositary participant and who have provided details thereof and such other confirmations as may be required, by direct credit to the account of such Member. For all other Members or in the event that the Company is unable to credit the demat accounts of the aforesaid Members, the Company shall issue Debentures in physical form to such Member. No letter of allotment would be issued for the Debentures.

6.2
With a view to providing additional liquidity, the Company intends to identify a merchant banker (“Liquidity Facility Provider”) to provide a liquidity facility to all Debenture holders to, at their option, tender their Debentures for sale (on a spot delivery basis) to the Liquidity Facility Provider at a price to be offered by the Liquidity Facility Provider. The price to be offered by the Liquidity Facility Provider will depend on a number of factors, including the coupon rate of the Debentures, the prevailing market conditions and investor demand for the Debentures at that time. The detailed terms and process for the Liquidity Facility will be formulated by the Liquidity Facility Provider in consultation with the Company, and intimated to the Members by the Liquidity Facility Provider.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

7.	NON RESIDENT MEMBERS AND ADRs

7.1
The approval of the Reserve Bank of India (“RBI”) may be required under applicable law for issuance of Debentures to certain non-resident Members, including for the holding or transfer of Debentures by such Members and repatriation of sale proceeds, and in the case of the Depositary, for distribution of the Debentures to the ADR holders. The Company shall apply to the RBI for the requisite approvals for issue and allotment of Debentures to such non-resident Members of the Company, and the issuance and allotment to such Members will be made subject to and in compliance with the terms and conditions as may be prescribed by the RBI.

7.2
The regulatory framework in India governing issuance of ADRs by an Indian Company does not permit the issuance of ADRs with any debt instrument (including non convertible rupee denominated debentures) as the underlying security. Therefore, the Depositary cannot issue depositary receipts (such as ADRs) against these Debentures under this Scheme. Accordingly, upon the coming into effect of this Scheme and subject to receipt of necessary approvals (as set out in 7.1 above), the Company shall issue an appropriate number of Debentures, in accordance with the ratio mentioned in Clause 4.2, to the Depositary and the Depositary will make best efforts to, and if so required for regulatory reasons shall, sell such Debentures (via private or public sale or through the Liquidity Facility) in accordance with the provisions of the Deposit Agreement.

7.3
To the extent the Depositary is able to sell (via private or public sale or through the Liquidity Facility) the Debentures, subject to the provisions of the Deposit Agreement, the Depository shall convert the net proceeds from any such sale into U.S. dollars and distribute any such U.S. dollars, less any applicable taxes, fees and expenses incurred and/or provided for under the Deposit Agreement, to the registered holders of ADRs entitled thereto in the same manner as it would distribute cash under the Deposit Agreement.

7.4
The Company, the Liquidity Facility Provider and/or the Merchant Banker shall enter into such other agreements or arrangements and take such further actions as may be deemed necessary or appropriate by the Company, including, but not limited to, disseminating certain notices and intimations (including to relevant stock exchanges), press releases, certifications, and information containing details of the Scheme, the issuance of the Debentures, the Liquidity Facility and/or other information relating to the Company and the Debentures.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

8.	EMPLOYEE STOCK OPTION SCHEMES

8.1
Pursuant to the Stock Option Scheme 2002, certain employees of the Company have been granted stock options at a price equivalent to (depending on the category of the option) the fair market value of the underlying equity shares on the date of grant or the par value of the underlying equity shares.

8.2
The existing exercise price for outstanding stock options granted at fair market value under the Stock Option Scheme 2002, may, upon effectiveness of the Scheme, at the discretion of the Compensation Committee be reduced by up to an amount of Rs. 30/- (Rupees Thirty Only) and consequently, any shares issued pursuant to exercise of such options shall not be entitled to receive the Debentures. For the avoidance of doubt it is clarified that no adjustment will be made to the purchase price of the stock options granted at par value under the Stock Option Scheme 2002. The consent of the Members to this Scheme shall be sufficient for the purposes of effecting such adjustment and shall be treated as their consent in relation to the aforesaid matters pertaining to the Stock Option Scheme 2002 (including without limitation for the purposes of effecting necessary modifications to the Stock Option Scheme 2002) and all related matters. No further approval of the Members would be required in this connection.

9.	AMENDMENT TO ARTICLES OF ASSOCIATION

9.1
As an integral part of the Scheme, and, upon the coming into effect of the Scheme, Article 144(1) to Article 144(5) of the Articles of Association of the Company shall, without any further act or deed, be replaced by the following:

“1.
Any General Meeting may resolve that any monies, investments or other assets forming part of the undivided profits (including profits or surplus monies arising from the realisation and where permitted by law, from the appreciation in value of any capital assets of the company) or any amount standing to the credit of the Share Premium Account or the Capital Redemption Reserve Account or the General Reserve or any other reserve or fund of the company or in the hands of the company and available for dividend may be capitalized. Any such amount (excepting the amount standing to the credit of the Share Premium Account and/ or the Capital Redemption Reserve Account) may be capitalized in either of the following ways, or partly in one way and partly in another:

a. by the issue and distribution as fully paid up shares, debentures, debenture stock or other securities or obligations of the Company; or

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

b. by crediting the shares of the company which may have been issued and are not fully paid up, with the whole or any part of the sum, remaining unpaid thereon.

Provided that any amounts standing to the credit of the Share Premium Account may be applied in:

i. paying up unissued shares of the company to be issued to the members of the company as fully paid bonus shares

ii. in writing off the preliminary expenses of the company

iii. in writing off the expenses of, or the commission paid or discount allowed on any issue of shares or debentures of the company; or

iv. in providing for the premium payable on the redemption of any redeemable preference shares or debentures of the company.

Provided further that any amount standing to the credit of the Capital Redemption Reserve Account shall, for the purposes of this Article, be applied only in paying up unissued shares of the Company to be issued to the members of the Company as fully paid bonus shares.

2.
Such issue and distribution under sub-clause (1)(a) above and such payment to the credit of unpaid share capital under sub-clause (1)(b) above shall be made to, amongst or in favour of the members entitled thereto and in accordance with their respective rights and interests and in proportion to the amount of capital paid up on the shares held by them respectively in respect of which such distribution under such-clause (1)(a) or payment under sub-clause (1)(b) above shall be made on the footing that such members become entitled thereto as capital.

3.
The Directors shall give effect to any such resolution and apply such portion of the profit, General Reserve Fund or any other fund or account as aforesaid as may be required for the purpose of making payment in full for the shares, debentures or debenture stock, or other securities or obligations of the Company so distributed under sub-article (1)(a) above or (as the case may be) for the purpose of paying, in whole or in part, the amount remaining unpaid on the paid up capital under sub-article (1)(a) above provided that no such distribution or payment shall be made unless recommended by the Directors and if so recommended such distribution and payment shall be accepted by such members as aforesaid in full satisfaction of their interest in the capitalised sum.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

4.
For the purpose of giving effect to any such resolution the directors may settle any difficulty which may arise in regard to the distribution or payment as foresaid as they think expedient and in particular they may issue fractional certificates or coupons and fix the value for distribution of any specific assets and may determine that such payments be made to any members on the footing of the value so fixed and that fraction of less value than Rs. 1/- may be disregarded in order to adjust the right of all parities and may vest any such cash, shares, fractional certificates or coupons, debentures, debenture-stock, or other securities or obligations in trustee upon such trust for the persons entitled thereto as may seem expedient to the Directors and generally may make such arrangement for the acceptance, allotment and sale of such shares, debentures, debenture-stock, or other securities or obligations and fractional certificates or coupons or otherwise as they may think fit.

5.
Subject to the provisions of the Act and these Articles in case where some of the shares of the Company are fully paid and others are partly paid only, such capitalisation may be effected by the distribution of further shares in respect of the fully paid shares, and/or by crediting the partly paid shares with the whole or part of the unpaid liability thereon but so that between the holders of the fully paid shares, and the partly paid shares the sum so applied in payment of such further shares and in the extinguishing or diminishing of the liability on the partly paid shares shall be applied prorata in proportion to the amount then already paid or credited as paid on the existing fully paid and partly paid shares respectively.”

9.2
It is hereby clarified that the consent of the shareholders to the Scheme shall be sufficient for the purposes of effecting the above amendment to the Articles of Association of the Company as set out in Clause 9.1 above as also for the issuance of the Debentures, and no further resolution under Section 31 or any other applicable provision of the Act in this regard, would be required to be separately passed in connection with the amendment to the Articles or the issuance of Debentures by the Company hereunder.

10.	Accounting treatment in the books of the Company

10.1	The proposed restructuring of the General Reserve by issuance of Debentures pursuant to the Scheme shall be reflected in the books of account of the Company in the following manner.
(a)
an amount representing the aggregate face value of the Debentures shall be transferred from the General Reserve Account to the Shareholders Account (being the deemed dividend payable to the Members under the Scheme); and

(b)
an amount representing the aggregate face value of the Debentures shall be transferred from the Shareholders Account (represented by the Merchant Banker) to the Bank Account (being payment effected to the Members as deemed dividend under the Scheme).

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

10.2	The payment by the Company of the dividend distribution tax on the Debentures will be reflected in the books of account of the Company in the following manner:
(a)	an amount representing the dividend distribution tax payable on the issuance of the Debentures shall be transferred from the General Reserve Account to the Dividend Distribution Tax Account; and

(b)
an amount representing the dividend distribution tax payable on the issuance of the Debentures shall be transferred from the Dividend Distribution Tax Account to the Central Government Account (being payment of dividend distribution tax on the Debentures).

10.3
Similarly, the proposed investment of the deemed dividend in Debentures of the Company for and on behalf of the Members by a payment through the Merchant Banker will be reflected in the books of account of the Company in the following manner:

(a)
an amount representing the aggregate face value of the Debentures shall be transferred from the Bank A/c to the Shareholders A/c (represented by the Merchant Banker), (being payment by the Merchant Banker for and on behalf of the Members towards reinvestment of deemed dividend); and

(b)	an amount representing the aggregate face value of the Debentures shall be transferred from Shareholder A/c to Debentures A/c (being investment of the Members in Debentures under the Scheme).
10.4
For removal of doubts, it is expressly recorded and clarified that issue of Debentures constituting deemed dividend does not in any manner involve distribution of Capital Reserves or revenue reserves other than General Reserve and the Debentures shall be issued and shall be deemed to have been issued entirely out of the General Reserve of the Company exclusively built through undistributed/ retained profits of the Company, in the manner provided in the Scheme.

10.5
Post the issuance of the Debentures under this Scheme, the General Reserve of the Company will stand reduced by an amount equivalent to the aggregate value of the Debentures issued (up to Rs. 520,00,00,000/- (Rupees Five Hundred and Twenty Crores Only) and an amount equivalent to the dividend distribution tax payable by the Company on the Debentures, at the then applicable rate (on such value of debentures, as above). Costs, charges and expenses of this Scheme as referred to in Clause 19 shall also be adjusted by a corresponding transfer from the General Reserve.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

11.	Scheme Conditional on Approvals/ Sanctions

The Scheme is conditional on and subject to:
(a)	the approval to the Scheme by the requisite majority of the Members of the Company as prescribed under law;

(b)	the sanction of the High Court being obtained;

(c)	the requisite approval of the Reserve Bank of India being obtained under the provisions of Foreign Exchange Management Act, 1999 and the regulations made thereunder;

(d)	any other sanction or approval, as may be required by law in respect of the Scheme being obtained; and

(e)	the certified copies of the High Court order referred to in this Scheme being filed with the Registrar of Companies, Hyderabad.
12.	Effect Of Non Receipt of Approvals/ Sanctions

In the event of any of the aforesaid sanctions and approvals not being obtained and/ or the Scheme not being sanctioned by the High Court and/ or the Order or Orders not being passed as aforesaid on or before March 31, 2011 or within such extended period or periods as may be approved by the Board, the Scheme shall become null and void and in that event, no rights and liabilities shall accrue to or be incurred by the Company or its shareholders or any other person, and Company shall bear and pay the costs, charges and expenses for and/ or in connection with the Scheme.

PART III — GENERAL TERMS AND CONDITIONS
13.	Dividends

13.1 Nothing contained herein shall be construed as restricting the Company from being entitled to declare and pay dividends, whether interim or final, to its shareholders whether during the pendency of the Scheme or otherwise and the holders of the shares of the Company shall, save as expressly provided otherwise in this Scheme, continue to enjoy their existing rights under their respective Articles of Association including the right to receive dividends.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

13.2
It is clarified that the aforesaid provisions in respect of declaration of dividends are enabling provisions only and shall not be deemed to confer any right on any member of the Company to demand or claim any dividends which, subject to the provisions of the said Act, shall be entirely at the discretion of the boards of directors of the Company and subject to the approval, if required, of the shareholders of the Company.

14.
The Scheme is an arrangement between the Company and its Members under Section 391 of the Act and does not envisage transfer or vesting of any properties and/or liabilities to or in favour of a transferee company as contemplated in Section 394 of the Act. The Scheme does not involve any “conveyance” or “transfer” of any property and does not relate to amalgamation or merger of companies under the order of the High Court under section 394 of the Act, and consequently, the Order of the Hon’ble High Court approving the Scheme will not attract any stamp duty, under the Indian Stamp Act, 1899 (as applicable in the state of Andhra Pradesh).

15.
The Scheme and issuance of Debentures hereunder is intended exclusively for the Members of the Company and does not constitute an offer or an invitation to the public to subscribe to the Debentures. Neither the Scheme nor any related document shall constitute an offer document or prospectus in any manner or for any purpose whatsoever.

16.	APPLICATIONS TO HON’BLE HIGH COURT

The Company shall make necessary applications before the High Court for the sanction of this Scheme under Sections 391 and 394 of the Act.

17.	MODIFICATIONS/ AMENDMENTS TO THE SCHEME AND REMOVAL OF DIFFICULTIES
(a)
The Company (by its Board) may, in its full and absolute discretion, assent to any alteration or modification to this Scheme which the Board deems fit, or which the High Court and/or any other authority may deem fit to approve or impose.

(b)
The Company (by its Board) may give such directions as it may consider necessary to settle any question or difficulty arising under the Scheme or in regard to and of the meaning or interpretation of the Scheme or implementation hereof or in any matter whatsoever connected therewith (including any question or difficulty arising as a result of inadequacy of information provided by a Member or in connection with the issuance of Debentures or in connection with any deceased or insolvent shareholders, depositors or Debenture-holders of the Company), or to review the position relating to the satisfaction of various conditions to the Scheme and if necessary, to waive any of those (to the extent permissible under law) or that otherwise as may be considered to be in the best interest of the Company and its Members and do all acts, deeds and things as may be necessary, desirable or expedient for giving effect to the Scheme.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

(c)
In the event of there being any pending share transfers, whether lodged or outstanding, of any shareholder of the Company, the Board or any person authorized by the Board shall be empowered in appropriate cases, prior to or even subsequent to the Record Date, to effectuate such a transfer as if such changes in registered holder were operative as on the Record Date, in order to remove any difficulties arising to the transferor or transferee of the share in the Company and in relation to the issuance of the Debentures after the effectiveness of the Scheme.

18.	Severability

18.1
If any part of this Scheme is found to be unworkable for any reason whatsoever including by reason of order of a court or regulatory authority or any legislative amendment, the same shall not, subject to the decision of the Company affect the validity or implementation of the other parts and/or provisions of this Scheme.

19.	Expenses Connected with the Scheme

All costs, charges and expenses of the Company in relation to or in connection with the Scheme and of carrying out and implementing/ completing the terms and provisions of the Scheme and/ or incidental to the completion thereof in pursuance of the Scheme, including the fees in connection with the appointment of the Merchant Banker and opening of the Escrow Account, if any, shall be borne and paid by the Company. For the avoidance of doubt it is clarified that Members will be required to bear and pay all taxes as may be applicable to them in relation to the Debentures.

20.	BINDING EFFECT

This Scheme when sanctioned by the High Court and upon effectiveness shall be binding on the Company, all its creditors, members and all other persons.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY

ANNEXURE I
Principal Terms and Conditions of Issue of unsecured redeemable non convertible bonus Debentures

1. Issuer	:	Dr. Reddy’s Laboratories Limited

2. Quantum	:	Not less than Rs. 5,06,00,00,000/- (Rupees Five Hundred Six Crores Only) but not exceeding Rs. 520,00,00,000/- (Rupees Five Hundred and Twenty Crores Only), through issue of Debentures.

3. Instrument	:	Unsecured redeemable non— convertible fully paid bonus debentures

4. Tenor	:	36 months from the date of allotment

5. Redemption	:	Redeemable at par in full at the end of 36 months from the date of allotment

6. Face value	:	Rs. 5/- (Rupees Five Only) per Debenture

7. Market lot	:	1 Debenture(s), or as required by the stock exchanges

9. Coupon Rate	:	The coupon rate will be as determined by the Board.

10. Interest payments	:	At the end of each 12 calendar month period from the date of allotment on the unredeemed balance of each Debenture.

11. Taxation	:	All payments of principal and interest in respect of the Debentures to be made less any deductions or withholding for or on account of any present or future taxes or duties as required by applicable laws.

12. Rating	:	Proposed to be rated

14. Listing	:	Proposed to be listed on the NSE and/ or BSE

15. Debenture Trustee	:	A debenture trustee shall be appointed by the Board.

For Dr. REDDY’S LABORATORIES LTD.

/s/ V S Suresh
V S SURESH
COMPANY SECRETARY